Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
FEBRUARY 4, 2014

CHESAPEAKE ENERGY CORPORATION NAMES C. MILES TOLBERT
ASSOCIATE GENERAL COUNSEL - ENVIRONMENT, HEALTH AND SAFETY

OKLAHOMA CITY, FEBRUARY 4, 2014 - Chesapeake Energy Corporation (NYSE: CHK) announced today that Miles Tolbert, former Secretary of the Environment for the state of Oklahoma, will join the company as Associate General Counsel - Environment, Health and Safety (EH&S) on February 17. Tolbert will lead Chesapeake’s EH&S legal group and report to Jim Webb, Chesapeake’s Executive Vice President - General Counsel & Corporate Secretary.
“Miles recognizes the importance of exploring and producing energy while protecting people, communities and the environment. His impressive background in environmental law and policy pairs well with our commitment to operational excellence and integrity,” commented Doug Lawler, Chesapeake’s Chief Executive Officer. “I look forward to working with Miles to ensure our company operates in an environmentally responsible manner, focused on stewardship, safety and risk mitigation.”
Webb added, “Miles’ leadership as Oklahoma’s Secretary of the Environment and his extensive experience managing environmental and regulatory matters uniquely qualify him to lead our EH&S legal efforts. Miles will help maintain our absolute commitment to the highest EH&S standards, and we are thrilled to have him join our team.”
Tolbert served as Secretary of the Environment for Oklahoma from 2003 to 2008. In this role, he was responsible for protecting and enhancing the state’s natural resources. In 2008, he joined the law firm Crowe & Dunlevy and chaired its Environmental Practice Group. Tolbert previously served as a trial attorney in the Environment and Natural Resources Division of the United States Department of Justice. Tolbert also served as Chief of the Environmental Protection Unit in the office of the Oklahoma Attorney General.
Tolbert received his undergraduate degree from Stanford University and his law degree from Harvard University. He resides in Oklahoma City with his wife, Molly, and two sons.
Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154